As filed with the Securities and Exchange Commission on May 25, 2021

Registration No. 333-226908

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-226908

UNDER

THE SECURITIES ACT OF 1933

Cubic Corporation

(Exact name of registrant as specified in its charter)

Delaware	95-1678055
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

9333 Balboa Avenue

San Diego, California 92123

(858) 277-6780

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Bradley H. Feldmann

Chairman, President and Chief Executive Officer

Cubic Corporation

9333 Balboa Avenue

San Diego, California 92123

(858) 277-6780

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not Applicable

This post-effective amendment deregisters those securities that remain unsold and not subject to outstanding convertible securities hereunder as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by Cubic Corporation, a Delaware corporation (“Cubic”), with the U.S. Securities and Exchange Commission (the “SEC”):

•     Registration Statement on Form S-3 (No. 333-226908), filed with the SEC on August 17, 2018, which registered the offering of an indeterminate number of Cubic securities, including shares of common stock, preferred stock, debt securities, depositary shares, warrants, units and rights.

On May 25, 2021, pursuant to the Agreement and Plan of Merger, dated as of February 7, 2021 (as amended by Amendment No. 1, dated as of March 30, 2021 (the “Merger Agreement Amendment”), and as it may be further amended from time to time, the “Merger Agreement”), by and among Cubic, Atlas CC Acquisition Corp., a Delaware corporation (“Parent”), and Atlas Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”), Sub merged with and into Cubic (the “Merger”), with Cubic continuing as the surviving corporation and a wholly owned subsidiary of Parent.

In connection with the Merger, Cubic is terminating all offerings of its securities pursuant to the Registration Statement.  In accordance with the undertakings made by Cubic in the Registration Statement, Cubic hereby removes from registration the securities registered under the Registration Statement that remain unsold as of the date hereof.

The foregoing description of the Merger, the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Merger Agreement, which is attached as Exhibit 2.1 to Cubic’s Current Report on Form 8-K filed with the SEC on February 9, 2021, and the Merger Agreement Amendment, which is attached as Exhibit 2.1 to Cubic’s Current Report on Form 8-K filed with the SEC on April 1, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Cubic Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego and State of California on May 25, 2021.

CUBIC CORPORATION

By:	/s/ Bradley H. Feldmann
	Name:	Bradley H. Feldmann
	Title:	Chairman, President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.